EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             ALLSTAR SYSTEMS, INC.

        PURSUANT to the provisions of Section 242 of the Delaware General Corporation Law (the "DGCL"), Allstar Systems, Inc., a corporation duly organized and existing under the DGCL (the "Corporation"), does hereby certify that:

I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted by the stockholders of the Corporation on June 18, 1997 at a Special Meeting of Stockholders.

II. Section A of Article VIII is deleted and replaced in its entirety as follows:

        "A. NUMBER OF BOARD. The number of directors constituting the initial board of directors shall be two. The number of each subsequent board of directors shall be fixed by, or in the manner provided in, the bylaws."


        IN WITNESS WHEREOF, Allstar Systems, Inc. has caused this certificate to be executed by James H. Long, its authorized officer, on this 24th day of June 1997.

                                      /s/ JAMES H. LONG
                                          James H. Long, President and
                                          Chief Executive Officer